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                         SUBSIDIARIES OF THE REGISTRANT

Parents
- - - - -------
     None

                                                 Jurisdiction of    Percent of
Subsidiaries Consolidated                        Incorporation      Stock Owned
- - - - -------------------------                        ---------------    -----------
     American Pipe & Construction International  California            100
     Ameron B.V.                                 The Netherlands       100
     Ameron FSC                                  Guam                  100
     Ameron (Hong Kong) Ltd.                     Hong Kong             100
     Ameron (Pte) Ltd.                           Singapore             100


Subsidiaries Not Consolidated and
Fifty-Percent or Less Owned Companies
- - - - -------------------------------------
     Gifford-Hill-American, Inc.                 Texas                  50
     Tamco                                       California             50
     Bondstrand, Ltd.                            Saudi Arabia           40
     Oasis-Ameron, Ltd.                          Saudi Arabia           40
     Ameron Saudi Arabia, Ltd.                   Saudi Arabia           30

Names of other subsidiaries not consolidated and fifty-percent or less owned companies are omitted because when considered in the aggregate as a single subsidiary they do not constitute a significant subsidiary.


                                   EXHIBIT 21